EXHIBIT 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this "Agreement"), dated this 20 day of July, 2015, is entered into by and among eCrypt Technologies, Inc. d/b/a Ecrypt Technologies Inc., a Colorado corporation ("Ecrypt"), and Micro-Tech Industries Ltd. ("Micro").

RECITALS

WHEREAS, Ecrypt has designated and issued a total of 5,000,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock");

WHEREAS, Micro currently holds 839,500 shares of Preferred Stock (the "Preferred Stock");

WHEREAS, subject to the terms and conditions set forth in this Agreement, the parties hereto desire for Micro to return all of the Preferred Stock to the Company immediately for cancellation in consideration of the issuance of Ecrypt common stock to Micro as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Issuance of Common Stock. Ecrypt agrees to immediately issue 7,975,250 shares of Ecrypt common stock to Micro.

2. Cancellation of Preferred Stock. Micro agrees to immediately return all of the shares of Preferred Stock to Ecrypt for cancellation. Micro hereby agrees to surrender the stock certificate(s) representing the Preferred Stock to the Board of Directors of Ecrypt upon the execution of this Agreement duly endorsed and medallion guaranteed, and hereby agrees that the Preferred Stock shall be returned to Ecrypt's registrar and transfer agent for cancellation.

3. No Admission. Nothing in this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of either party to this Agreement.

4. Governing Law. This Agreement shall be governed and construed under the laws of the State of Colorado.

5. Modifications; Waivers. No purported amendment or modification of this Agreement shall be effective unless it is in writing and signed by all parties hereto. No claimed waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party to be charged.

6. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof. No representations, oral or otherwise, express or implied, other than those specifically contained in this Agreement, have been made between the parties.

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7. Counterparts. This Agreement may be executed in one or more subparts or counterparts, with actual, electronic or facsimile signatures, each of which shall be deemed an original, but all of which, together, shall be deemed to constitute a single document. For all purposes in this Agreement, a facsimile or electronic signature shall be deemed as acceptable as an original signature and shall be treated as such.

8. Costs of Enforcement. If either party is required to retain legal counsel in order to enforce this Agreement, with or without the commencement of a formal legal action, such party shall be entitled to recover its attorneys' fees and costs from the breaching party.

9. No Third-Party Beneficiaries. This Agreement is entered into by the parties for the exclusive benefit of the parties and their respective successors, assigns and affiliated persons referred to herein. Except and only to the extent provided by applicable statute, no creditor or other third party shall have any rights under this Agreement.

10. Further Acts. The parties shall promptly take such further acts and execute such other documents as shall be necessary to carry out the intent of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

ECRYPT:

Ecrypt Technologies, Inc.

By:	/s/ Thomas A. Cellucci
Name:	Thomas A. Cellucci
Title:	CEO

MICRO:

Micro-Tech Industries Ltd.

By:	/s/ Neil Yeatman
Name:	Neil Yeatman
Title:	Secretary